For additional information, contact:
Tracie Youngblood
EVP & Chief Financial Officer
(229) 426-6000 (Ext 6003)

COLONY BANKCORP REPORTS FIRST QUARTER 2020 RESULTS

COMPANY DECLARES QUARTERLY CASH DIVIDEND OF $0.10 PER SHARE

FITZGERALD, GA. (April 24, 2020) – Colony Bankcorp, Inc. (Nasdaq: CBAN) (“Colony” or the “Company”) today reported net income of $1.6 million or $0.17 per diluted share for the first quarter of 2020 compared to $2.8 million or $0.34 per diluted share for the same period in 2019. The Company reported operating net income (a non-GAAP financial measure) of $1.9 million or $0.17 per diluted share in the first quarter of 2020 versus $2.9 million or $0.34 per diluted share for the same period prior year. Operating net income excludes charges for acquisition-related expenses as well as gains on the sales of other real estate owned (“OREO”). See the reconciliation of non-GAAP financial measures included below.

Separately, the Company also announced that on April 22, 2020, the Board of Directors declared a quarterly cash dividend of $0.10 per share, to be paid on its common stock on May 22, 2020, to shareholders of record as of the close of business on May 8, 2020.

Commenting on the announcement, Heath Fountain, President and Chief Executive Officer, said, “Despite operating in a very difficult economic environment, which contributed to decreases in year-over-year and sequential-quarter net income and operating net income, we are pleased with the strong underlying fundamentals in our business. We are also pleased to report that the first quarter saw growth in mortgage banking income as well as revenue contribution for the first time from our Small Business Specialty Lending Division. Furthermore, during the quarter, we signed a definitive agreement to acquire Cadence Bank’s East Georgia Homebuilder Finance Loan Portfolio to expand our presence in the Savannah and Augusta markets, creating a “one-stop-shop” for homebuilders coupled with our mortgage business.

“The COVID-19 pandemic has caused severe disruptions to the global economy and the markets in which we operate. Our top concerns have shifted to servicing the immediate liquidity needs of our clients, ensuring the health and well-being of our team members, and supporting the communities in which we live and serve. We are actively participating in the Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) enacted as part of the Coronavirus Aid, Relief and Economic Security Act and expect to fund it with minimal capital impact. Through April 23rd, the Bank has obtained SBA approval for approximately 1,300 PPP loan requests totaling over $110 million. Furthermore, we have executed our strategic pandemic plan, which included implementing remote work arrangements, separating individual departments, reducing branch hours, and actively promoting social distancing in all aspects of our everyday business.

“Growth in net interest income of 23% year over year was partially offset by acquisition-related expenses associated with our purchases of LBC Bancshares, Inc. and PFB Mortgage. Net interest margin improved 17 basis points to 3.63% compared with the year-earlier period as our earnings mix improved through loan growth.

“Noninterest income saw very strong growth, increasing 91% year over year as a result of our efforts to diversify our revenue streams with mortgage fee income increasing to $1.3 million in the current quarter compared to $143,000 in the first quarter of 2019 due to the acquisition of PFB Mortgage. This increase in noninterest income was offset by increases in noninterest expense, such as salaries and employee benefits due to the additional headcount, as well as increases in occupancy and equipment.

“We took a higher provision for loan and leases losses of $2.0 million, a substantial increase from $131,000 in the first quarter of 2019, primarily due to the current operating environment. Our allowance for loan and lease losses now represents 0.85% of total loans outstanding, an increase from 0.84% in the year-earlier quarter and 0.71% on a sequential-quarter basis. Total nonperforming assets increased to 0.91% of total assets from 0.72% in the year-earlier quarter and 0.73% on a sequential-quarter basis. The increase is due primarily to a $2.1 million hotel loan in the Atlanta area that became troubled during the first quarter.

“In these very unusual times, our strength and resolve enable us to take exceptional care of our customers, team members and communities. Based on our capital levels, conservative underwriting policies, strong loan diversification, and current economic conditions within the markets we serve, we expect to navigate the uncertainties associated with the pandemic and remain well-capitalized. We will continue to monitor the changing economic conditions and make adjustments to our capital policy, including dividends, if our outlook for future earnings deteriorates,” concluded Fountain.

Capital

Colony continues to maintain a strong capital position, with ratios that exceed regulatory minimums required to be classified as “well-capitalized.” At March 31, 2020, the Company’s preliminary tier one leverage ratio, tier one capital ratio, total risk-based capital ratio and common equity tier one capital ratio were 9.46%, 12.67%, 13.43% and 12.67%, respectively. In comparison, at March 31, 2019, the Company reported tier one leverage ratio, tier one capital ratio, total risk-based capital ratio and common equity tier one capital ratio of 10.18%, 15.31%, 16.09% and 12.52%, respectively.

Net Interest Margin

During the first quarter of 2020, the Company reported net interest income of $12.7 million compared with $10.4 million for the comparable 2019 quarter. Net interest margin for the first quarter of 2020 was 3.63%, down nine basis points on a sequential-quarter basis and up 17 basis points compared with the year-earlier quarter.

Asset Quality

Asset quality remained solid with continued improvement from a year ago. Substandard assets, which include nonperforming assets, totaled $23.9 million at March 31, 2020, compared with $24.3 million at March 31, 2019. Substandard assets adjusted for SBA guarantees to tier one capital plus loan loss reserve ratio was 16.07% and 16.89% at March 31, 2020 and March 31, 2019, respectively. Nonperforming assets increased to $13.8 million, or 1.39% of total loans and OREO at March 31, 2020, from $9.2 million or 1.17% at March 31, 2019. OREO totaled $847,000 at March 31, 2020, reflecting a 48.2% decrease from $1.6 million at March 31, 2019.

In the first quarter of 2020, net loan charge-offs were $67,000 or 0.03% of average loans compared with $818,000 or 0.10% of average loans in the first quarter of 2019. The loan loss reserve was $8.4 million or 0.85% of total loans on March 31, 2020, compared with $6.6 million or 0.84% of total loans at March 31, 2019. The loan loss reserve methodology resulted in the Company recording a $2.0 million provision for loan loss at March 31, 2020, compared with $131,000 for the comparable 2019 period.

Noninterest Income

Total noninterest income in the first quarter of 2020 totaled $4.4 million, an increase of $2.1 million or 91.0% from the first quarter of 2019. The increase during the first quarter 2020 is primarily a result of significant increases in mortgage loan production because of consumers continuing to refinance due to the Federal Reserve rate cuts.

Noninterest Expense

Total noninterest expense totaled $13.3 million, an increase of $4.2 million or 46.9% during the first quarter ended March 31, 2020, compared to the same period in 2019. Salaries and employee benefit expenses increased 39.6%, occupancy expense increased 28.6% and other noninterest expense increased 69.0% from the comparable 2019 period. The efficiency ratio increased to 77.3% for the three months ended March 31, 2020, from 71.1% in the comparable 2019 period. The increase is attributable to an increase in salary and benefits of $880,000 connected with the Calumet merger and additional headcount with Colony Bank Mortgage, or 16.4% of the overall salary and benefit increase. Acquisition-related expenses increased noninterest expense by $287,000 or 11.0% of the overall increase in other noninterest expense from the same period in 2019. The operating efficiency ratio decreased 168 basis points to 75.6% for the three months ended March 31, 2020, as a result of adjustments for nonrecurring, non-GAAP acquisition-related expenses, compared to an operating efficiency ratio of 70.1% for the same period in 2019.

About Colony Bankcorp

Colony Bankcorp, Inc. is the bank holding company for Colony Bank. Founded in 1975 and headquartered in Fitzgerald, Georgia, Colony operates 33 locations throughout Georgia. The Homebuilder Finance Division helps the local construction industry with building and construction loans, and the Small Business Specialty Lending Division assists small businesses with government guaranteed loans. The Bank also helps its customers achieve their goal of home ownership through Colony Bank Mortgage. Colony’s common stock is traded on the NASDAQ Global Market under the symbol “CBAN.” For more information, please visit www.colony.bank. You can also follow the Company on Facebook or on Twitter @colony_bank.

Forward-Looking Statements

Certain statements contained in the preceding release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified. In addition, certain statements may be contained in the Company’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Company that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statement of plans and objectives of Colony Bankcorp, Inc. or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; (iv) statements regarding the potential effects of the COVID-19 pandemic on the Company’s business and financial results and conditions; and (v) statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: the impact of the COVID-19 pandemic on the Company’s assets, business, cash flows, financial condition, liquidity, prospects and results of operations; potential increases in the provision for loan losses resulting from the COVID-19 pandemic; the Company’s ability to implement its various strategic initiatives; competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; interest rate risk; legislation or regulatory changes which adversely affect the ability of the consolidated Company to conduct business combinations or new operations, including changes to statutes, regulations or regulatory policies or practices as a result of, or in response to COVID-19; adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of the Company’s participation in and execution of government programs related to the COVID-19 pandemic; and risks that the anticipated benefits from the transactions with LBC Bancshares, Inc. and PFB Mortgage are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions or other unexpected factors or events. These and other factors, risks and uncertainties could cause the actual results, performance or achievements of the Company to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. Many of these factors are beyond the Company’s ability to control or predict.

Forward-looking statements speak only as of the date on which such statements are made. These forward-looking statements are based upon information presently known to the Company’s management and are inherently subjective, uncertain and subject to change due to any number of risks and uncertainties, including, without limitation, the risks and other factors set forth in the Company’s filings with the Securities and Exchange Commission, the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors,” and in the Company’s quarterly reports on Form 10-Q and current reports on Form 8-K. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements.

Explanation of Certain Unaudited Non-GAAP Financial Measures

The measures entitled operating noninterest expense; operating net income; tangible book value per common share and operating efficiency ratio are not measures recognized under U.S. generally accepted accounting principles (GAAP) and therefore are considered non-GAAP financial measures. The most comparable GAAP measures are noninterest expense, net income, book value per common share and efficiency ratio, respectively.

Management uses these non-GAAP financial measures in its analysis of the Company's performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company's performance, and if not provided would be requested by the investor community. The Company believes the non-GAAP measures enhance investors' understanding of the Company's business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently.

These disclosures should not be considered an alternative to GAAP. The computations of operating noninterest expense; operating net income; tangible book value per common share and operating efficiency ratio and the reconciliation of these measures to noninterest expense, net income, book value per common share and efficiency ratio are set forth in the table below.

Colony Bankcorp, Inc.
Reconciliation of Non-GAAP Measures
	Three Months Ended
	March 31,
(in thousands, except per share data)	2020	2019
Operating noninterest expense reconciliation
Noninterest expense (GAAP)	$13,251	$9,021
Acquisition-related expenses	(287)	(128)
Operating noninterest expense	$12,964	$8,893

Operating net income reconciliation
Net income (GAAP)	$1,603	$2,835
Acquisition-related expenses	287	128
Income tax benefit of acquisition-related expenses	(60)	(27)
Operating net income	$1,830	$2,936

Tangible book value per common share reconciliation
Book value per common share (GAAP)	$14.35	$11.97
Effect of goodwill and other intangibles	(2.06)	(0.09)
Tangible book value per common share	$12.29	$11.88

Operating efficiency ratio calculation
Efficiency ratio (GAAP)	77.32%	71.11%
Acquisition-related expenses	1.68	1.01
Operating efficiency ratio	75.64%	70.10%

Colony Bankcorp, Inc.
Segment Reporting (Unaudited)
	Three Months Ended
(dollars in thousands, except per share data)	March 31, 2020	March 31, 2019
Banking Division
Net interest income	$12,656	$10,357
Provision for loan losses	1,956	131
Noninterest income	2,922	2,334
Noninterest expenses	11,540	9,026
Income taxes	368	699
Segment profit	$1,714	$2,835

Total segment assets	$1,497,789	$1,279,077

Mortgage Banking Division
Net interest income	$34	$—
Provision for loan losses	—	—
Noninterest income	1,253	—
Noninterest expenses	1,195	—
Income taxes	11	—
Segment profit	$81	$—

Total segment assets	$11,082	$—

Small Business Specialty Lending Division
Net interest income	$14	$—
Provision for loan losses	—	—
Noninterest income	259	—
Noninterest expenses	516	—
Income taxes	(51)	—
Segment (loss)	$(192)	$—

Total segment assets	$1,178	$—

Total Consolidated
Net interest income	$12,704	$10,357
Provision for loan losses	1,956	131
Noninterest income	4,434	2,334
Noninterest expenses	13,251	9,026
Income taxes	328	699
Segment profit	$1,603	$2,835

Total segment assets	$1,510,049	$1,279,077

Colony Bankcorp, Inc.
Consolidated Balance Sheets
	March 31, 2020	December 31, 2019
(dollars in thousands, except per share data)	(unaudited)	(audited)
ASSETS
Cash and due from banks	$20,616	$15,570
Interest-bearing deposits in banks and federal funds sold	75,211	88,522
Cash and cash equivalents	95,827	104,092
Investment securities available for sale, at fair value	333,814	347,332
Other investments, at cost	3,162	4,288
Loans held for sale	11,022	10,076
Loans, net of unearned income	989,026	968,814
Allowance for loan losses	(8,384)	(6,863)
Loans, net	980,642	961,951
Premises and equipment	32,515	32,482
Other real estate	847	1,320
Goodwill and other intangible assets	19,360	19,533
Other assets	32,859	34,239
Total assets	$1,510,048	$1,515,313

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Noninterest-bearing	$235,269	$232,635
Interest-bearing	1,057,807	1,061,107
Total deposits	1,293,076	1,293,742
Federal Home Loan Bank advances	36,500	47,000
Subordinated deferrable interest debentures	24,229	24,229
Other borrowed money	14,563	14,563
Accrued expenses and other liabilities	5,608	5,273
Total liabilities	1,373,976	1,384,807

Stockholders’ equity
Common stock, $1 par value; 20,000,000 shares authorized, 9,498,783 issued and outstanding, respectively	9,499	9,499
Paid in capital	43,675	43,667
Retained earnings	77,631	76,978
Accumulated other comprehensive income, net of tax	5,267	362
Total stockholders’ equity	136,072	130,506
Total liabilities and stockholders’ equity	$1,510,048	$1,515,313

Colony Bankcorp, Inc.
Consolidated Statements of Income
	Three Months Ended
	March 31,
	2020	2019
(dollars in thousands, except per share data)	(unaudited)	(unaudited)
Interest income:
Loans, including fees	$13,290	$10,470
Investment securities, including tax exempt of $2 and $3	1,994	2,269
Deposits in banks and short term investments	284	282
Total interest income	15,568	13,021

Interest expense:
Deposits	2,218	2,122
Federal Home Loan Bank advances	257	260
Other borrowings	389	274
Total interest expense	2,864	2,656
Net interest income	12,704	10,365
Provision for loan losses	1,956	131
Net interest income after provision for loan losses	10,748	10,234

Noninterest income:
Service charges on deposits	1,304	964
Other service charges, commissions and fees	1,263	987
Mortgage fee income	1,262	143
Gain on sale of SBA loans	210	—
Gain on sale of securities	293	—
Other	102	227
Total noninterest income	4,434	2,321

Noninterest expense:
Salaries and employee benefits	7,498	5,371
Occupancy and equipment	1,318	1,025
Other	4,435	2,625
Total noninterest expense	13,251	9,021
Income before income taxes	1,931	3,534
Income taxes	328	699
Net income	$1,603	$2,835
Earnings per common share:
Basic	$0.17	$0.34
Diluted	0.17	0.34
Weighted average common shares outstanding:
Basic	9,498,783	8,440,357
Diluted	9,498,783	8,440,357

Colony Bankcorp, Inc.
Selected Financial Information
	Three Months Ended
	March 31,
(dollars in thousands, except per share data)	2020	2019
EARNINGS SUMMARY
Net interest income	$12,704	$10,365
Provision for loan losses	1,956	131
Non-interest income	4,434	2,321
Non-interest expense	13,251	9,021
Income taxes	328	699
Net income	1,603	2,835
PERFORMANCE MEASURES
Per common share:
Common shares outstanding	9,498,783	8,444,908
Weighted average basic shares	9,495,801	8,440,357
Weighted average diluted shares	9,495,801	8,440,357
Earnings per basic share	$0.17	$0.34
Earnings per diluted share	0.17	0.34
Cash dividends declared per share	0.10	0.075
Common book value per share	14.35	11.97
Tangible common book value per share	12.29	11.88

Performance ratios:
Net interest margin (a)	3.63%	3.46%
Return on average assets	0.42	0.90
Return on average total equity	4.79	11.76
Efficiency ratio	77.32	71.11
Operating efficiency ratio (b)	75.64	70.10

ASSET QUALITY
Nonperforming loans (NPLs)	$12,936	$7,541
Other real estate owned	847	1,635
Total nonperforming assets (NPAs)	13,783	9,176
Substandard assets	23,940	24,257
Net loan charge-offs	67	818
Allowance for loan losses to total loans	0.85%	0.84%
Allowance for loan losses to total NPLs	64.81	87.38
Allowance for loan losses to total NPAs	60.83	71.85
Net charge-offs to average loans	0.03	0.10
NPLs to total loans	1.31	0.97
NPAs to total assets	0.91	0.72
NPAs to total loans and other real estate owned	1.39	1.17

Substandard assets to Tier 1 capital and allowance for loan losses	16.07	16.89

AVERAGE BALANCES
Total assets	$1,516,191	$1,258,649
Loans, net	974,614	772,741
Deposits	1,293,784	1,091,118
Total stockholders’ equity	134,304	96,396
(a) Computed using fully taxable-equivalent net income.
(b) Non-GAAP measure - see “Explanation of Certain Unaudited Non-GAAP Financial Measures” for more information and reconciliation to GAAP

Colony Bankcorp, Inc.
Quarterly Comparison
(in thousands, except per share data)	1Q2020	4Q2019	3Q2019	2Q2019	1Q2019
Assets	$1,510,049	$1,515,313	$1,477,682	$1,506,972	$1,279,077
Loans, net	980,642	961,696	951,559	927,917	772,889
Deposits	1,293,076	1,293,742	1,251,273	1,297,723	1,111,678
Total equity	136,072	130,506	129,651	126,509	101,066
Net income	1,603	2,757	2,518	2,101	2,835
Net income per basic share	0.17	0.29	0.27	0.23	0.34

Key Performance Ratios:
Return on average assets	0.42%	0.73%	0.67%	0.60%	0.90%
Return on average total equity	4.79%	8.47%	7.86%	7.43%	11.76%
Total equity to total assets	9.01%	8.61%	8.77%	8.39%	7.90%
Tangible equity to tangible assets	7.83%	7.42%	7.56%	7.19%	7.85%
Net interest margin	3.63%	3.72%	3.64%	3.57%	3.46%

Colony Bankcorp, Inc.
Quarterly Loan Comparison
(in thousands)	1Q2020	4Q2019	3Q2019	2Q2019	1Q2019
Legacy	$839,021	$848,088	$826,309	$796,045	$763,462
Purchased	150,005	120,726	132,414	139,226	16,529
Total	$989,026	$968,814	$958,723	$935,271	$779,991